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                                                                   EXHIBIT - (i)

1701 Market Street                                            Morgan, Lewis
Philadelphia, PA 19103-2921                                   & Bockius LLP
215-963-5000                                                  Counselors at Law
Fax: 215-963-5299

April 21, 2003

Charles Schwab Family of Funds
101 Montgomery Street
San Francisco, CA 94104

Re: Opinion of Counsel regarding Post-Effective Amendment No. 51 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 33-31894).

Ladies and Gentlemen:

         We have acted as counsel to The Charles Schwab Family of Funds, a Massachusetts business trust (the on "Trust"), in connection with the above-referenced Registration Statement on Form N-1A (as amended, the on "Registration Statement") which relates to the Trust's shares of beneficial interest, par value $.00001 per share (collectively, the "Shares"). This opinion is being delivered to you in connection with the Trust's filing of on Post-Effective Amendment No. 51 to the Registration Statement (the "Amendment") to be filed with the Securities on and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933 (the "1933 Act"). With your on permission, all assumptions and statements of reliance herein have been made without any independent on investigation or verification on our part except to the extent otherwise expressly stated, and we express no on opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

         In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

         (a) a certificate of the Commonwealth of Massachusetts as to the existence and good standing of the Trust;

         (b) copies of the Trust's Agreement and Declaration of Trust and of all amendments and all on supplements thereto (the "Declaration of Trust");

         (c) a certificate executed by Alice L. Schulman, the Assistant Secretary of the Trust, certifying on as to, and attaching copies of, the Trust's Declaration of Trust and Amended and Restated on By-Laws (the "By-Laws"), and certain resolutions

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                  adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares; and

         (d)      a printer's proof of the Amendment.

         In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or on reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original on or certified copies, and the conformity to original or certified copies of all copies submitted to us as on conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, on and assume the accuracy of, certificates and oral or written statements of public officials and officers or on representatives of the Trust. We have assumed that the Registration Statement, as filed with the Securities and on Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

         Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, on when issued and sold in accordance with the Trust's Declaration of Trust and By-Laws, and for the consideration on described in the Registration Statement, will be legally issued, fully paid and nonassessable under the laws of on the Commonwealth of Massachusetts.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving on this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP